Exhibit 10.1

February 9, 2005

Charles E. Bugg, Ph.D.
Chairman, Chief Executive Officer
BioCryst Pharmaceuticals, Inc.
2190 Parkway Lake Drive
Birmingham, AL 35244

Dear Dr. Bugg:

1.	This letter agreement (the “Agreement”) confirms our understanding that BioCryst Pharmaceuticals, Inc. (“Company”) has engaged Leerink Swann & Company (“Leerink”) to act as lead agent to the Company for a period of 30 days, commencing as of the date hereof, for the sale by the Company of up to $30,000,000 of the common stock of the Company (the “Common Stock”), which shall not exceed 20% of the common stock outstanding before the issuance (the “Securities” or the “Shares”) of the Company (the “Proposed Financing”).

The Proposed Financing shall occur through a directed registered sale under the Securities Act of 1933, as amended (the “Act”) and in compliance with applicable state securities laws. Our undertaking herein shall be subject to, among other things, the terms and conditions set forth in this Agreement, our due diligence investigation of the Company, the continuance of the Company without material adverse change, the absence of unfavorable market conditions in general and our continued satisfaction with the results of our ongoing review of the Company’s business and affairs. It is understood that execution of this Agreement does not assure the successful completion of the Proposed Financing.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-111226), which was declared effective on January 5, 2004 (the “Effective Date”), covering the registration of, among other things, the Securities under the Securities Act and including the related preliminary prospectus (the “Base Prospectus”). Promptly after execution and delivery of an agreement by the Company with Purchasers (as defined below) for purchase of the Shares in the Proposed Financing, the Company will prepare and file with the Commission a prospectus supplement specifically relating to the Securities (the “Prospectus Supplement”) pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act (the “Regulations”). The registration statement, as amended to the date of this Agreement, by any post-effective amendment and by any Prospectus Supplement, and including the exhibits thereto, schedules, if any, and the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, at the time that it became effective, is herein called the “Registration Statement.” The Base Prospectus and the Prospectus Supplement, including the documents incorporated by reference therein, are herein called, collectively, the “Offering Materials.”

2.	Our services to the Company will include: (i) assistance in the preparation of the Prospectus Supplement; (ii) assistance in structuring the Proposed Financing and its terms; (iii) subject to the provisions of Section 10, identifying and contacting selected qualified purchasers (the

“Purchasers”) of the Proposed Financing and furnishing them, on behalf of the Company, with copies of the Offering Materials; and (iv) negotiating under your guidance the financial aspects of the Proposed Financing.

Set forth on Exhibit B attached hereto is a list of institutional investors who have previously expressed an interest in further investment in the Company (the “Company Purchasers”).

The Company may decline to complete the Proposed Financing in its sole discretion and will have full discretion as to which and how many Proposed Purchasers to accept.

3.	As compensation for the services to be provided by Leerink hereunder, except as described below, the Company agrees to pay to Leerink at the Closing (defined below) a cash fee equal to 6% of the gross proceeds of the sale of the Common Stock. Leerink agrees to pay 25% of its fee to additional investment bank(s) identified by the Company which will assist in the Proposed Financing. If the Proposed Financing is consummated by means of more than one Closing, Leerink and other investment bank(s) shall be entitled to the fees provided herein with respect to each such Closing. The closing of the Proposed Financing (the “Closing”) shall take place on the date or dates that the Common Stock is delivered to the Purchasers against payment therefor.

Notwithstanding the foregoing, if any investors in the Proposed Financing are Company Purchasers, the Company shall pay Leerink at the Closing a cash fee equal to 4% of the gross proceeds of the Proposed Financing invested by such Company Purchasers.

In addition and regardless of whether the Proposed Financing is consummated, upon request by Leerink from time to time, the Company shall reimburse Leerink for all reasonable out-of-pocket expenses incurred by Leerink in connection with its engagement hereunder, including reasonable fees and expenses of its counsel, not to exceed in the aggregate $25,000.

4.	The Company acknowledges and agrees that Leerink has been retained solely to provide the advice or services set forth in this Agreement. Leerink shall act as an independent contractor, and any duties of Leerink arising out of its engagement hereunder shall be owed solely to the Company. As Leerink will be acting on your behalf in such capacity, it is our firm practice to be indemnified in connection with engagements of this type and the Company agrees to the indemnification agreement attached hereto as Exhibit A and the other obligations as set forth in paragraph 13 of this Agreement.

5.	The Company will promptly, from time to time, take such action as Leerink may reasonably request to qualify the Securities under the securities laws of each of the states, as applicable, as Leerink may reasonably request and to comply with such laws so as to permit such offers and sales; provided that the Company shall not be required to qualify as a foreign corporation in which it is not so qualified, to execute a general consent to service of process in any jurisdiction or to subject itself to taxation in any jurisdiction. Any applicable filings will be prepared by Leerink’s outside counsel, whose fees and disbursements in connection therewith shall be for the account of the Company and which fees and disbursements shall be in addition to the reimbursable expenses set forth in paragraph 3 of this Agreement.

6.	The Company will cause to be furnished to Leerink at the Closing, copies of such agreements, opinions, certificates and other documents delivered at the Closing as Leerink may reasonably request including, without limitation, an opinion of Company counsel to the effect that the Securities have been duly authorized and, when delivered to the Purchasers and Company Purchasers against payment therefor in accordance with the Offering Materials, will be validly issued, fully paid and non-assessable.

7.	The Company will also make available to Leerink all financial and other information concerning the Company’s business and operations and the Proposed Financing which Leerink reasonably requests and will provide access to the Company’s officers, directors, employees, independent accountants and legal counsel. Leerink shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or the Company’s other advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets. To the extent consistent with legal requirements and except as otherwise set forth in the Offering Materials, all information given to Leerink by the Company, unless publicly available or otherwise available to Leerink without restriction or breach of any confidentiality agreement (“Confidential Information”), will be held by Leerink in confidence and will not be disclosed to anyone other than Leerink’s agents and advisors without the Company’s prior approval or used for any purpose other than those referred to in this Agreement; provided that nothing herein shall, in itself, prevent Leerink from engaging in future transactions involving companies in a similar industry to the Company or, provided no Confidential Information is directly used in connection with such engagement, be deemed to violate any of the terms hereof.

8.	The Company, during the period when the Offering Materials are required to be delivered under the Securities Act and the Regulations or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will file all reports and other documents required to be filed with the Commission pursuant to Section 13, 14 or 15 of the Exchange Act within the time periods required by the Exchange Act and the regulations promulgated thereunder.

9.	Any advice, written or oral, provided by Leerink pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with the Proposed Financing and may not be quoted, nor will any such advice or the name of Leerink be referred to, in any report, document, release or other communication, whether written (including, without limitation, the Offering Materials) or oral, prepared, issued or transmitted by the Company or any affiliate, director, officer, employee, agent or representative of any thereof, without, in each instance, Leerink’s prior written consent.

10.	Leerink shall identify to the Company, in writing and in advance, each potential Purchaser that it intends to contact with respect to the Proposed Financing (the “Leerink Purchasers”). The Company shall have the sole right to approve or reject each proposed Leerink Purchaser, and Leerink shall not contact any proposed Leerink Purchaser that the Company has rejected. Attached hereto as Exhibit C is a list of Leerink Purchasers (and their affiliated entities) approved by the Company as of the date hereof. Exhibit C shall be updated from time to time as additional Leerink Purchasers are approved by the Company (collectively, all original and additional approved Leerink Purchasers referred to as “Approved Leerink Purchasers”). All Approved Leerink Purchasers and their affiliated entities shall be deemed to be included on Exhibit C for purposes of this Agreement. The Company shall identify to Leerink in writing each potential Company Purchaser that it has contacted or intends to contact with respect to the Proposed Financing. At or promptly following the Closing, the parties shall update Exhibit C to list all Purchasers (not including Company Purchasers) in the Proposed Financing and all additional parties contacted by Leerink who did not participate in the Proposed Financing.

Leerink shall communicate to the Company, orally or in writing, each reasonable offer to purchase Securities received by it as agent of the Company. The Company shall have the sole right to accept offers to purchase the Securities and may reject any such offer, in whole or in part.

11.	This Agreement may be terminated by either the Company or Leerink at any time upon receipt of written notice to that effect by the other party. In addition, if (i) the Company consummates the

Proposed Financing of at least $20 million of gross proceeds (the “Minimum Financing”) within the original 30 day engagement of Leerink hereunder and (ii) at any time prior to 180 days after the termination or expiration of this Agreement the Company consummates a private financing transaction with any Company Purchaser or Approved Leerink Purchaser or any of their affiliated entities, then Leerink will be entitled to payment in full of the compensation described in the third paragraph of this Agreement; provided, that, in the event that the Company does not consummate the Minimum Financing within the original 30 day engagement of Leerink hereunder, then the 180 day period set forth above shall be reduced to 90 days. Upon the expiration or termination of this Agreement, Leerink will be entitled to prompt reimbursement of all its reasonable out-of-pocket expenses and fees as described above. Promptly following any termination or expiration of this Agreement, Leerink will provide the Company with written notice of the parties contacted by Leerink regarding the Proposed Financing during the term of our engagement. The indemnity and other provisions contained in Exhibit A will also remain operative and in full force and effect regardless of any expiration or termination of this Agreement.

12.	This Agreement shall not give rise to any express or implied commitment by Leerink to purchase or place any securities of the Company.

13.	The Company acknowledges that Leerink is acting as placement agent and advisor for the Company in the transactions contemplated by this engagement, and Leerink shall be entitled to the benefits of the indemnity provided in Exhibit A.

14.	This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements relating to the subject matter hereof. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the Indemnified Persons hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, none of the parties hereto shall assign any of its obligations hereunder without the prior written consent of each of the other parties hereto.

15.	All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to Leerink, to Leerink Swann & Company, One Federal Street, 37th Floor, Boston, Massachusetts 02110, Attention: Stuart Barich, with a copy to Mintz Levin Cohn Glovsky and Popeo, PC, 666 Third Avenue, 25th Floor, New York, New York 10017, Attention: Ivan K. Blumenthal, and if to the Company, to BioCryst Pharmaceuticals, Inc., 2190 Parkway Lane Drive, Birmingham, AL 35244, Attention: Charles E. Bugg, Ph.D., with a copy to Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203, Attention: Richard R. Plumridge. Any notice delivered personally shall be deemed given upon receipt; any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

16.	The failure or neglect of either of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or its waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition by such party, but the same shall continue in full force and effect. Any waiver must be in writing.

17.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

18.	This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

19.	At any time after the consummation or other public announcement of the Proposed Financing, Leerink may place an announcement in such newspapers and publications as it may choose, stating that Leerink has acted as lead financial advisor and/or placement agent in connection with the Proposed Financing.

20.	For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

21.	After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning the duplicate of this letter attached hereto, whereupon it shall be our binding Agreement.

Very truly yours, Leerink, Swann & Company
By:	/s/ Stuart Barich
Stuart Barich
Managing Director Corporate Finance

Accepted and agreed to
this 9th day of February, 2005.

BioCryst Pharmaceuticals, Inc.

By:	/s/ Charles E. Bugg

Name:	Charles E. Bugg

Title:	Chairman & CEO

EXHIBIT A

     This Exhibit A is entered into pursuant to, and is made a part of, the attached Agreement between Leerink and the Company. Capitalized terms used and not defined in this Exhibit A shall have the meanings assigned them in the attached Agreement.

     The Company agrees to indemnify and hold harmless Leerink, its affiliates, and each of its partners, directors, officers, consultants, employees, advisors, representatives and controlling persons (each an “Indemnified Person”) from and against any claims, losses, damages, expenses or liabilities (collectively, “Losses”), including without limitation any time spent by Leerink’s professional and legal advisors (subject to the limitations set forth below), incurred in connection with investigating, preparing, defending, paying, settling or compromising any action, claim or proceeding to which any Indemnified Person may become subject in connection with or as a result of the engagement set forth in the Agreement or the transactions contemplated thereby. The Company will not, however, be responsible to an Indemnified Person with respect to any Losses to the extent that such Losses resulted primarily from actions taken or omitted to be taken by such or any other Indemnified Person due to the Indemnified Person’s or any other Indemnified Person’s gross negligence, bad faith, violation of law or willful misconduct.

     The Company will reimburse each Indemnified Person for Losses as such Losses are incurred or paid, notwithstanding the absence of determination as to the propriety or enforceability of the Company’s obligation to reimburse such Indemnified Person for such Losses and the possibility that such payments might later be held to have been improper. To the extent that any such reimbursement is so held to have been improper, the Indemnified Person shall promptly return it to the Company, together with interest, compounded annually, equal to the prevailing prime rate as published from time to time by The Wall Street Journal.

     If the indemnification provided for herein should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Company shall pay to or on behalf of each Indemnified Person contributions for Losses so that the Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by such Indemnified Person on the one hand and the Company on the other hand in connection with this engagement and any transactions contemplated hereby or (ii) if the allocation on the basis set forth in the immediately preceding clause (i) is not permitted by applicable law, to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of the Indemnified Person and the Company as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses exceed the amount of the fees actually received by Leerink pursuant to the Agreement. The respective relative benefits received by all Indemnified Persons and the Company shall be deemed to be in the same proportion as the aggregate fee paid to Leerink pursuant to the Agreement bears to the total consideration paid or contemplated to be paid to, or received by, the Company or its stockholders, as the case may be, in connection with transactions contemplated by the Agreement. The relative fault of each Indemnified Person and the Company shall be determined by reference to, among other things, whether the actions or failures to act were by such Indemnified Person or the Company, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action or failure to act. Notwithstanding the foregoing, no Indemnified Person shall have any obligation to investigate or verify the information provided to Leerink in connection with their providing financial advisory services under the Agreement, and the Company shall be solely liable for any Losses related to or arising out of the use of such information that is inaccurate for any reason.

     The Company also agrees that no Indemnified Person shall have any liability to the Company or its affiliates, directors, officers, employees, Leerink, consultants, advisors, representatives, control persons or stockholders, directly or indirectly, related to or arising out of the Agreement or any transactions contemplated thereby, in connection with claims by third parties except Losses incurred by the Company to the extent that such Losses resulted primarily from actions taken or the failure to take actions by such Indemnified Person due to such Indemnified Person’s gross negligence, bad faith, violation of law or willful misconduct. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature. Leerink likewise indemnifies the Company in the event of gross negligence, bad faith, material violation of law or willful misconduct on the part of any Leerink party, subject to the limit of the fees actually paid to Leerink hereunder. Leerink will reimburse the Company for Losses related to the foregoing as such Losses are paid, notwithstanding the absence of determination as to the propriety or enforceability of Leerink’s obligation to reimburse the Company for such Losses and the possibility that such payments might later be held to have been improper. To the extent that any such reimbursement is so held to have been improper, the Company shall promptly return it to Leerink, together with interest, compounded annually, equal to the prevailing prime rate as published from time to time by The Wall Street Journal.

     In case any proceeding shall be instituted involving any Indemnified Person, such Indemnified Person shall promptly notify the Company in writing. The failure of an Indemnified Person to provide such prompt notice shall not reduce such Indemnified Person’s right to indemnification or contribution hereunder to the extent that such failure does not materially prejudice the ability to defend such proceeding. The Company shall retain counsel reasonably satisfactory to Leerink to represent the Indemnified Persons and any others the Company may designate in such proceeding, shall have sole control of the defense of any such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, except to the extent that (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel at the Company’s expense or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company or any others the Company may designate and one or more Indemnified Persons, and representation of the Indemnified Persons and such other parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case in which one or more Indemnified Persons are entitled to separate counsel due to such actual or potential differing interests, the Company shall not be liable for the expenses of more than one separate counsel, and such counsel shall be designated in writing by Leerink. The Company shall have sole control of any settlement of any proceeding for which it is obligated to provide indemnification hereunder. Notwithstanding the foregoing the Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of, or consent to the entry of any judgment in connection with, any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity or contribution could have been sought hereunder by such Indemnified Person, unless such settlement or judgment includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of the proceeding.

     The obligations of the Company referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall inure to the benefit of and be binding upon any successors, assigns, heirs and personal representatives of any Indemnified Person or the Company.

Leerink, Swann & Company

By:	/s/ Stuart Barich

Stuart Barich Managing Director Corporate Finance

Agreed to and Accepted:

BioCryst Pharmaceuticals, Inc.

By:	/s/ Charles E. Bugg

Name:	Charles E. Bugg

Title:	Chairman & CEO

Date:	February 9, 2005